Exhibit 5.1

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center 90 S. 7th Street

Minneapolis, Minnesota 55402

+1 612 766 7000 main

+1 612 766 1600 fax

November 28, 2025

Blaize Holdings, Inc.

4659 Golden Foothill Parkway, Suite 206

El Dorado Hills, CA 95762

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Blaize Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) being filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the registration of the resale from time to time by certain selling stockholders named therein (the “Selling Stockholders”), of up to an aggregate of 18,750,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), including (i) 9,375,000 shares of Common Stock currently outstanding (the “Shares”) and (ii) and 9,375,000 shares of Common tock issuable upon the exercise of Warrants (the “Warrants” and such shares of Common Stock underlying the Warrants, the “Warrant Shares”). The Shares and the Warrants were issued to the Selling Stockholders pursuant to that certain securities purchase agreement, dated November 10, 2025, between the Company and the Selling Stockholders (the “Purchase Agreement”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

For purposes of this opinion letter, we have examined the Registration Statement, the Company’s Third Restated Certificate of Incorporation, as amended and currently in effect, the Company’s Amended and Restated Bylaws, as currently in effect, an executed copy of the Purchase Agreement and the resolutions of the Company’s Board of Directors authorizing the Purchase Agreement and the issuance of the Shares, the Warrants and the Warrant Shares. We have also examined a certificate of the Secretary of the Company dated the date hereof (the “Certificate”) and originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate and other records, agreements, instruments, certificates of public officials and documents as we have deemed necessary as a basis for the opinion hereinafter expressed and have made such examination of statutes and decisions and reviewed such questions of law as we have deemed relevant and necessary in connection with the opinion hereinafter expressed.

As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company (including the Certificate) and of others, without any independent verification thereof. We have assumed, without investigation, the following: (a) the genuineness of signatures, including electronic signatures, appearing upon agreements, instruments, certifications, documents, and proceedings, (b) that each document submitted to us for review is accurate and complete, each such document that is an original is authentic and each such document that is a copy conforms to an authentic original, (c) the legal capacity of natural persons who are involved on behalf of the Company to enter into and perform the referenced instrument or agreement or to carry out their role in

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the transactions contemplated thereby, (d) the truth, accuracy and completeness of the information, representations and warranties contained in the documents, instruments, certificates and records we have reviewed, (e) the absence of any undisclosed modifications to the agreements and instruments reviewed by us, and (f) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.	All necessary corporate action on the part of the Company has been taken to authorize the issuance of the Shares, and that the Shares are validly issued, fully paid and nonassessable.

2.

All necessary corporate action on the part of the Company has been taken to authorize the issuance of the Warrant Shares, and if, when and to the extent any Warrant Shares are issued in accordance with the terms of the Warrants, including the due and proper exercise of such Warrants by the applicable Selling Stockholder, payment in full by such Selling Stockholder to the Company of the exercise price as required thereunder, and the due registration of issuance and constructive delivery through book entry of such Warrant Shares, then, upon the happening of such events, such Warrant Shares will be validly issued, fully paid and nonassessable.

Our opinions set forth herein are limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of any other laws.

With respect to our opinion regarding the Warrant Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of the maximum number of Warrant Shares as of the date hereof, future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued. Further, we have assumed that the exercise price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the Warrant Shares.

This opinion letter is rendered as of the date first written above, and we assume no responsibility for updating this opinion letter or the opinion set forth herein to take into account any event, action, interpretation or change in law occurring subsequent to the date hereof that may affect the validity of such opinion. This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Warrant Shares.

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We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to being named in the Registration Statement under the caption “Legal Matters” with respect to the matters stated therein without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP

FAEGRE DRINKER BIDDLE & REATH LLP